LOAN AGREEMENT

     This Agreement is made by and between North Greenbush Industrial Development Agency, a municipal corporation organized and existing under the laws of the State of New York with an address for the transaction of business at P.O. BOX 39, Wynantskill, New York ("Lender") and IFS International, Inc. a corporation, organized and existing under the laws of the State of New York with an office for the transaction of business at 125 Jordan Road, Troy, New York ("Borrower").

                                   WITNESSETH:

     The Borrower desires to obtain a business loan from the Lender, and the Lender is willing the extend such credit to the Borrower on the terms hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto agree as follows:

     1. Loan. Subject to the terms and conditions stated herein, the Lender shall lend to the Borrower $225,000.00 to be evidenced by a subordinated debenture of the Borrower in substantially the form of Exhibit "A" attached hereto, in the principal amount of $225,000.00 and bearing interest at a rate of seven and one-half percent (7.5%) per annum until maturity, five (5) years from the date thereof. The payment terms are more fully set forth in the attached form of subordinated debenture and provide for interest only for twenty-four
(24) months and then payments of principal and interest in accordance with a 15 year amortization schedule over the balance of the five (5)-year term of the loan.

     2. Warrant. In consideration of the loan contemplated herein, Borrower shall grant to Lender a warrant for the purchase of up to 48,188 shares of Borrower's Preferred A Stock in substantially the form of Exhibit "B" attached hereto, exercisable by Lender for a period six (6) years from the date thereof at a price of $2.05 per Share.

     3. Certificate. In further consideration of the loan contemplated herein, Borrower shall issue to Lender a certificate for 19,207 shares of Borrower's Preferred A stock. In the event of a reduction of the per share Purchase Price under the paragraph 2(d) of the Warrant, the number of shares represented

7
                                       l
by the said certificate shall be correspondingly increased to the number of shares which when multiplied by the reduced per share Purchase Price equals $39,374.

     4. Covenants. The borrower covenants and warrants as follows:

          (a) It will exert its best efforts to comply will all applicable laws, ordinances, codes, rules and regulations of the state, local and federal governments, and all amendments thereto.

          (b) The Borrower will use its best efforts to create new employment opportunities over the next five years which will satisfy the standards detailed in the local regulations for the North Greenbush Venture Capital Fund. Pursuant to this commitment, the Borrower shall undertake to create 40 new permanent jobs at the North Greenbush location; at least 25 of which will be technical or clerical positions available to persons from low or moderate income households.

          (c) Prior to the relocation out of the Town of North Greenbush of any of the positions or functions identified at Exhibit C, the Borrower shall request the approval of the Lender detailing the reasons for such relocation and evidence that a majority of the Borrower's Board of Directors has approved the relocation. The Lender shall review the request and notify the Borrower of the approval or disapproval thereof within thirty (30) days after its receipt of the request.

          (d) The Borrower will provide the Town of North Greenbush or its designated agents periodic reports (at least quarterly) detailing the results of its operations and the status of new employment in the town in the form prescribed by Lender.

          (e) Audited financial statements will be provided within 90 days after the end of each fiscal year. Duly authorized representatives of the Town of North Greenbush, the IDA, HUD and the Comptroller General of the United States will have access to all books and records of the Borrower at reasonable times.

     5. Call. In the event (i) the Borrower relocates any position or function appearing at Exhibit C without obtaining the approval of the Lender under paragraph 4(c) above; or (ii) fails to create the 40 new permanent jobs at least 25 of which are technical or clerical in accordance with paragraph 4(b) above, the Lender shall have the right to call the Subordinated Debenture and to require the Borrower to repurchase all of Borrower's stock purchased hereunder at the price paid by Lender. In the event Lender calls or otherwise accelerates the said subordinated debenture hereunder or otherwise, Lender shall surrender that portion of Lender's rights under the Warrant (paragraph 2) and the Certificate (paragraph
3) which bears the same relationship to the entirety of such rights as the unexpired term of the subordinated debenture bears to original term thereof. Any such call by Lender shall be made within ninety (90) days after Lender's receipt of notice of the occurrence of the underlying event, and repayment shall be made by Borrower within sixty (60) days after receipt of notice of the call from Lender.

     6. Events of Default. All obligations of the Lender may be terminated and the entire unpaid balance of the subordinated debenture declared immediately due and payable at the Lender's election upon the happening of any one of the following events of default:

          (a) Borrower shall fail to pay when due any principal or interest on any indebtedness herein; or

          (b) The pendency of a petition for a declaration of bankruptcy or for reorganization of lender pursuant to the Federal Bankruptcy Code or any similar law, federal or state if such petition shall not be discharged or dismissed within sixty (60) days after the date on which petition was filed; or the entry of any order of any court appointing a receiver or trustee for Borrower of all or a substantial portion of its property and the failure to have such order vacated or stayed within thirty (30) days after its entry; or the issuance of a writ or warrant of attachment or similar process against all or substantially all of the property of the Borrower, and the failure to have such writ or warrant or similar process released or bonded within thirty (30) days after its issuance; or

          (c) Borrower shall fail to pay within sixty (60) days after notice of and demand for acceleration of payment of principal and/or interest under any Senior Debt; or

          (d) Borrower shall breach any one or more of the warranties, representations, or covenants contained herein.

and such default shall continue unremedied for a period of sixty (60) days after written notice thereof has been given to Borrower by Lender.

     7. Closing. The Closing of this loan shall take place at the offices of the Lender as soon as is reasonably practicable after November 15, 1988, at 10:00 a.m. (the "Closing").

     8. Representations and Warranties of Borrower. The Borrower represents and warrants to the Lender that each of the following representations and warranties is true and correct:

          (a) Corporate Existence. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and has full corporate and other power and authority to conduct its business and own its properties as now conducted and owned.

          (b) Power and Authority to Enter this Transaction. The Borrower has full power and authority and has taken all required corporate and other action necessary to permit it to execute and deliver this Agreement, to execute and deliver the subordinated debenture and to issue the warrants as provided herein and otherwise carry out the terms of this Agreement and all other documents, instruments and transactions required by this Agreement, and none of these actions will violate any provisions of the By-Laws of the Borrower or of its Certificate of Incorporation or result in the breach of or constitute a default under any agreement or instruments to which the Borrower is a party or by which it is bound, or result in the creation or imposition of any lien, claim or encumbrance on any asset of the Borrower. This Agreement has been duly executed and delivered by the Borrower and constitutes the valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

          (c) No Approvals Required. The Borrower is not required to obtain any order, consent, approval or authorization of, or presently required to make declaration or filing with, any governmental authority in connection with the execution delivery of this Agreement, or the negotiation, offer, issue, sale and delivery of the warrants pursuant to this Agreement, except as shall have been fulfilled by the Company.

     9. Representations and Warranties of Lender. The Lender hereby represents and warrants to Borrower that each of the following warranties and representations is true and correct:

          (a) Power and Authority to Enter this Transaction. The Lender has full power and authority and has taken all required corporate and other action to permit it to execute and deliver this and otherwise carry out the terms of this Agreement and all other documents, instruments and transactions required by this Agreement, and none of these actions will violate any provisions of the by-laws of the Lender or of its certificate of incorporation or result in the breach of or constitute default under any agreement or instrument to which the Lender is a party or by which it is bound. This Agreement has been duly executed and delivered by the Lender and is enforceable against the Lender in accordance with its terms.

          10. Miscellaneous.

          (a) No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement subscribed by duly authorized officers of the Borrower and the Lender.

          (b) Any notice or demand to be given hereunder or on the subordinated debenture shall be deemed to have been duly given and made if delivered or mailed by registered or certified mail as follows:

       To the LENDER:                                To the BORROWER:

     Hon. James Flanigan, Chairman                   IFS International Inc.
     North Greenbush Industrial                      Attn: The President
       Development Agency                            125 Jordan Road
     Town Office, Main Avenue                        Troy, NY 12180
     P.O. Box 39                                     (518) 283-7900
     Wynantskill, NY 12198

or at such other addresses as either of the Parties may furnish to the other in writing as prescribed herein.

          (c) This Agreement, the transaction involved hereby and the obligation of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York.

          (d) This Agreement, the subordinated debenture and the Warrant are nonassignable except to an entity in which the Lender and/or its affiliates control a majority interest.

          (e) IFS represents and warrants that no broker's or finder's fee is payable by IFS in connection with this financing.

          (f) The warranties, representations, and covenants of the parties contained herein or made pursuant to this Agreement shall survive the execution and delivery of this Agreement at the Closing.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

           LENDER                                           BORROWER

North Greenbush Industrial                       IFS INTERNATIONAL, INC.
Development Agency

by: /s/ James Flanigan, Chairman                 by: /s/ [illegible]
    ----------------------------                     ---------------------------

date: 1/11/89                                    date:
     -------------------------                        --------------------------
                                                 Frank A. [ILLEGIBLE]
                                                 Vice-President
                                                 1/11/89

                                                                       $225, 000
                                                                       ---------

                             IFS INTERNATIONAL, INC.

                                 TROY, NEW YORK

                  FIVE YEAR, SUBORDINATED REGISTERED DEBENTURE

     IFS INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of New York, with principal office at Rensselaer Technology Park, 125 Jordan Road, Troy, New York 12180 (the "Corporation"), for value received pursuant to the terms of that certain Loan Agreement entered into between the parties contemporaneously herewith, promises to pay to the registered holder hereof the sum of $225,000, with interest on such amount from the date issued until paid at a rate of seven and one-half percent (7.5%) per annum. Interest only shall be payable semi-annually for a period of two (2) years, on the first days of June and December of 1989 and 1990. Thereafter, the Corporation shall pay the remaining balance in six (6) semiannual installments on the first day of June and December in each and every year that the debenture is outstanding, commencing June 1, 1991 and ending December 1, 1993. The first five such installments shall be based upon a fifteen year amortization schedule, and the sixth such installment shall fully liquidate the remaining indebtedness in its entirety. All the interest payable hereon shall be cumulative.

     1. Manner of Payment. Payment of principal will be made in lawful money of the United States of America at the principal offices of the Corporation upon presentation of this debenture instrument. Payment of any interest earned and payable hereon shall be also payable at the principal office of the Corporation in Troy, New York, except that the Corporation shall, upon request of the registered holder hereof, mail a check or draft representing such interest to the registered holder at his address appearing on the Corporation's books of registration.

     2. Issue. This Subordinated Debenture instrument is the only five year, 7.5% registered debenture limited in the aggregate to Two Hundred Twenty-Five Thousand Dollars ($225,000), dated as of November 1988.

     3. Redemption. This debenture instrument is subject to redemption at any time prior to maturity, upon payment of the principal amount thereof and accrued interest, at the election or option of the Corporation, its successors or assigns, upon giving notice of its election to redeem, by registered or certified mail, return receipt requested, directed to the registered holder hereof, at such registered holder's address as shown on the books of registration of the Corporation, which notice shall be at least thirty (30) days prior to the date of redemption. If the registered holder hereof fails and neglects to present this debenture instrument at the time and place in such notice specified, this debenture shall cease to bear interest thereafter unless payment thereof is refused upon presentation of the same at or after the time specified in such notice.

     4. Registration and Transfer. Books for the registration of this debenture are kept at the offices of the Corporation at Rensselaer Technology Park, 125 Jordan Road, Troy, New York. No transfer hereof shall be valid unless made on the Corporation's registration books by the registered holder thereof, in person or by attorney in fact duly authorized in writing.

     5. Payment and Discharge . Payment to the registered holder hereof of principal, all accrued interest and any applicable premium shall be a complete discharge of the Corporation's liability with respect to such payment, but the Corporation may, at any time, require the presentation of this debenture instrument as a condition precedent to any such payment.

     6. No Liability. No recourse shall be had for the payment of any principal of, interest upon, or any premium payable with respect to this debenture instrument, or for any claim based thereon, or otherwise, against any incorporator, shareholder, officer, director or attorney, past, present or future, of the Corporation, whether by virtue of any constitution, statute, rule of law, enforcement of any assessment, or penalty, or by reason of any matter prior to the delivery of this debenture instrument, or otherwise, all such liability by the acceptance hereof and as a part of the consideration of the issuance hereof, being expressly waived.

     7. Subordination. This income debenture and all other debentures of this series, whether now or hereafter issued, are in all respects secondary and subordinate to present or future mortgage bonds, sinking fund bonds, or notes of the Corporation payable to commercial banks, savings banks, insurance companies or other lenders. All holders of this debenture instrument accept, and hold the same subject to the superior rights and claims of the present or future mortgage bonds, sinking fund bonds, or notes payable to such lenders. No interest, principal or premium shall be payable on any debenture until all matured interest and principal obligations due on any sinking fund bonds of mortgage bonds and all other credit obligations owing to lenders have been paid or otherwise provided for. All matured claims of the subordinated debenture holders against the Corporation's holdings or assets shall be, and are hereby made, superior to those of stockholders, and the Corporation agrees that, in the event of the complete or partial dissolution or liquidation of the Corporation, the holder of this subordinated debenture shall be entitled to be paid in full, including all principal and accrued interest, before any assets of the Corporation are distributed to any stockholder, whether common or preferred.

     8. Default. In the case of any default of any of the provisions herein contained, the Corporation shall be given thirty (30} days written notice before any legal action may be taken by the owner or holder hereof, or before the subordinated debenture may be placed in the hands of an attorney for collection. At the option of the holder, failure of the Corporation to pay any installment of interest due and payable under the terms hereof, within thirty (30) days after written demand therefor has been made in the manner designated in the first sentence of this paragraph, shall mature the principal sum of this debenture and the same shall forthwith become due and payable.

     9. Call. This debenture is callable by the holder under paragraph five (5) of the Loan Agreement.

     IN WITNESS WHEREOF, the Corporation has executed and sealed this debenture instrument as of November ___, 1988.

                                             IFS INTERNATIONAL, INC.

         (seal)

                                             by
                                               ---------------------------------
                                                  Steven H. Puthuff, Chairman


Attest:


-----------------------------
Charles J. Caserta, Secretary

THE SECURITIES EVIDENCED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT OR REGULATION A NOTIFICATION UNDER SUCH ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE COMPANY) REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

                                   Warrant to Purchase 48,188 Shares
                                   of Preferred A Stock (subject to
                                   adjustment)

                      WARRANT TO PURCHASE PREFERRED A STOCK
                                       of
                             IFS INTERNATIONAL, INC.
                        Void after _______________, 1994

     This certifies that for value received pursuant to the terms of that certain Loan Agreement entered into between the parties contemporaneously herewith, North Greenbush Industrial Development Agency or its registered assign (the "Holder") is entitled, subject to the terms set forth below, at any time before 5:00 p.m., New York time on or before the earlier of ___________________, 1994 to purchase from IFS International, Inc. a New York corporation (the "Company"), 48,188 shares of Preferred A Stock, $0.0001 par value (the "Stock") of the Company as constituted on the date hereunder (the "Issue Date") upon surrender hereof at the principal office of the Company referred to below, with the subscription form attached hereto duly executed, and simultaneous payment therefor in lawful money of the United States, or otherwise as hereinafter provided, at the price of $2.05 per share (the "Purchase Price"). The Purchase Price number and character of such shares of Stock are subject to adjustment as provided below, and the term Stock shall mean, unless the context otherwise requires, the stock and other securities and property at the time receivable upon the exercise of this Warrant. The term "Warrant" as used herein shall include this Warrant and any warrant delivered in substitution or exchange thereof as provided herein.

     1. Exercise. This Warrant may be exercised at any time or from time to time, on any business day, for up to the full number of shares of Stock called for hereby, by surrendering it at the principal office of the Company, 125 Jordan Road, Troy, New York 12180 with the subscription form duly executed, together with payment in cash or by certified or official bank check, payable to the order of the Company, of the Stock called for on the face

                                    Exhibit B
of this Warrant (without giving effect to any adjustment herein) by multiplying
(i) the number of shares of Stock called for on the face of this Warrant (without giving effect to any adjustment herein by (ii) the appropriate Purchase Price (without giving effect to any adjustment herein).

     2. If there shall be any change in the stated capital of the Company, the shares covered by this Warrant and the purchase price payable therefor shall in each instance be adjusted as follows:

          (a) If a share dividend is declared on the Preferred A shares of the Company, there shall be added to the shares under this Warrant the number of shares which would have been issuable to the holder had he/she been the holder of record of the number of shares under this Warrant but not theretofore purchased and issued. Such additional shares resulting from such share dividend shall be delivered proportionately, from time to time, without additional cost, upon the exercise of this Warrant. Any distribution to the holders of the Preferred A shares of the Company, other than a distribution of cash as a dividend out of surplus or net profits or a distribution by way of the granting of rights to subscribe, shall be treated as a share dividend.

          (b) If an increase has been effected in the number of outstanding shares by reason of subdivision of such Preferred A shares, the number of shares which may thereafter be purchased under this Warrant shall be the number of shares which would have been received by the Company on such subdivision had the holder been the holder of record of the number of shares then under this Warrant but not theretofore purchased and issued.

          (c) If there is any capital reorganization or reclassification of the stated capital of the Company, or any consolidation or merger of the Company with any other corporation or corporations, or the sale or distribution of all or substantially all of the Company's property and assets, adequate provision shall be made by the Company so that there shall remain and be substituted under this Warrant the shares, securities, or assets which would have been issuable or payable in respect of or in exchange for the Preferred A shares then remaining under this Warrant and not theretofore purchased and issued hereunder, as if the holder of this Warrant had been the owner of such shares on the applicable record date. Any shares so substituted under this option shall be subject to adjustment as provided in this paragraph in the same manner and to the same effect as the Preferred A shares covered by this Warrant.

          (d) If during the period in which this Warrant is exercisable (but prior to any call under paragraph 5 of the Loan Agreement) the Company issues or sells shares of Preferred A stock for a consideration per share less than $2.05 (or such other price after taking into consideration adjustments pursuant to this Section 2), then upon such issue or sale, the Purchase Price hereunder shall be reduced to an amount equal to the weighted average of such lesser Purchase Prices.

     3. The holder shall have no rights as a shareholder in respect of shares as to which the Warrant shall not have been exercised and payment made as herein provided, and shall have no rights with respect to such shares not expressly conferred by this Agreement.

     4. The Company shall at all times during the term of this Agreement reserve and keep available such number of its Preferred A shares as will be sufficient to satisfy the requirements of this Warrant, and shall pay all original issue taxes on the exercise of this Warrant and all other fees and expenses necessarily incurred by the Company in connection therewith.

     5. This Warrant shall not be encumbered or disposed of in whole or in part except as approved by the Company in writing. All shares purchased pursuant to this Agreement shall be purchased for investment.

     6. This Agreement shall be binding upon any successor of the Company.

     7. This Warrant is delivered in New York and shall be construed and enforced in accordance with and governed by the laws of such State.


     IN WITNESS WHEREOF the parties have signed this Agreement.

DATED: _________________, 1988

         HOLDER                                            COMPANY

North Greenbush Industrial                          IFS INTERNATIONAL, INC.
   Development Agency

by:                                                 by:
   -----------------------                             -------------------------

                                SUBSCRIPTION FORM

                (to be executed only upon exercise of Warrant).

     The undersigned registered owner irrevocably exercises this Warrant and purchases __________ of the number of shares of Preferred A Stock of IFS International, Inc. purchasable with this Warrant, and herewith makes payment therefore, all at the price and on the terms and conditions specified in this Warrant.

DATE: ______________________, 19__

                                        NORTH GREENBUSH INDUSTRIAL
                                        DEVELOPMENT AGENCY

                                        by
                                          --------------------------------------
                                        (Signature of Registered Owner)


                                        ----------------------------------------
                                        (Street Address)


                                        ----------------------------------------
                                        (City)          (State)           (Zip)

                                    Exhibit C

                        Schedule of Positions/Functions

I.   Key Positions to Remain in North Greenbush

     -    President

     -    Vice President of Product Planning

     -    Vice President of Sales

     -    Chief Executive Officer

     -    Chairman of the Board

     -    National Account Manager

     -    Vice President of Marketing

     -    Controller

     -    Executive Assistant

     -    Accountant

     -    Manager of Support

     -    Administrative Assistant

     -    Systems Specialist {2)

II.  Key Functions to Remain in North Greenbush

     -    Corporate Product Planning

     - Design, manufacture and distribution of cards for end user financial service transactions

     -    Marketing and support of end user financial service transactions

     -    Training support and development for financial service transactions

     -    Sales Management - National and Northeast Region of the U.S.

     - Product support and consumer service - National and Northeast Region of the U.S.

     - Corporate headquarters and various administrative elements of headquarters operations

                                             July 30, 1992

IFS International. Inc.
Rensselaer Technology Park
185 Jordan Road
Troy, NY 12180

ATTN: Frank Pascuito. Chairman

                                             Subject: Town of North Greenbush
                                                      Venture Capital Investment

Dear Frank:

     I am collecting information needed for the Annual Performance Assessment Report which must be submitted by the Town of North Greenbush to HUD for the subject project. The enclosed Employment History details the information we have regarding employment at IFS since the North Greenbush investment was made. Please review this list and make any corrections needed to update that information. We are especially interested in any employees not included on the list. An Employee Questionnaire should be provided for those individuals. If any of the people on this list are no longer employed at IFS (for any reason), please note the date they were terminated in the appropriate column.

     I understand that the interest-only payments which were due December 1, 1991 and June 1, 1992 have not been made. You have indicated that you hope to be able to begin making payments this December (based on current income projections). Those plans will be detailed in our report to HUD. That change is also reflected in the revised Amortization Schedule which is enclosed. The missed payments have been eliminated and interest accruals have been extended through December l, 1992 when interest-only payments will begin. The Loan Balance increases by the amount of those accruals; and full amortization (principal & interest) is still scheduled to begin December 1, 1993. Please advise if you see any problem with this revision.

     Thank you for your timely reply to help us get the Performance Assesment Report to HUD on schedule.


                                             Sincerely,
                                             AVALON ASSOCIATES, INC.

                                             /s/ Philip A. Smith
                                             Philip A. Smith
                                             President


pc: James Flanigan, Town Councilman

                          LOAN MODIFICATION AGREEMENT

     Loan Modification Agreement (this "Agreement"), made this 21st day of April, 1995 by and between NORTH GREENBUSH INDUSTRIAL DEVELOPMENT AGENCY, a municipal corporation organized and existing under the laws of the State of New York, with an address for the transaction of business at P.O. Box 39, Wynanskill, New York ("Lender") and IFS INTERNATIONAL, INC., a New York corporation, with offices for the transaction of business at 185 Jordan Road, Troy, New York ("Borrower").

                                   RECITALS:

     A. The Lender made a loan to the Borrower in the original principal amount of $225,000 (the "Loan"), such Loan having been made pursuant to a written agreement entitled "Loan Agreement" dated January 11, 1989.

     B. Pursuant to the Loan Agreement, Borrower issued its subordinated debenture, and certain other instruments were executed at the closing. Such documents, together with the First Amendment (defined below), are hereafter collectively called the "Loan Documents."

     C. The terms and conditions of the Loan were previously modified by mutual agreement of the parties, as evidenced by a letter dated July 30, 1992 (the "First Amendment"), issued by Avalon Associates, Inc. (the Lender's agent) to the Borrower.

     D. The parties desire to further modify and amend the terms and conditions of the Loan and Loan Documents, all as more particularly set forth herein.

     NOW, THEREFORE, the parties agree as follows:

     1. Balance Due. The parties mutually agree that, as of April 22, 1995, the balance due under the Loan is Three Hundred Fifty-Four Thousand Three Hundred Thirty-Nine and 37/100 Dollars ($354,339.37), including accrued and unpaid interest.

     2. Interest Forgiven. The Lender does hereby agree to forgive, and by execution of this Agreement does forgive, unpaid interest in the amount of One Hundred Twenty-Nine Thousand Three Hundred Thirty-Nine and 38/100 ($129,339.38). The $129,339.38 of interest to be forgiven is comprised of two components, being $66,138.24 of accrued interest that was previously capitalized into principal pursuant to the First Amendment dated July 30, 1992, together with a second component consisting of $63,201.14 of interest accrued on the restructured principal balance of $291,138.24, such interest accruing between June 1, 1992, and April 22, 1995.

     3. Terms of Modification. Upon execution of this Agreement, IFS shall pay the sum of Five Thousand Dollars ($5,000.00) to be applied toward the principal balance of the Loan. Upon such payment having been made, the parties mutually agree that the remaining principal balance is the sum of Two Hundred Twenty Thousand Dollars ($220,000).

     4. Modification of Terms. The Borrower promises and agrees to pay the remaining balance of $220,000, together with interest thereon at the rate of Seven and One-Half Percent (7.5 %) per annum, in the following manner:

          a) Interest only for a period of twelve (12) months from the date of this Agreement, with each monthly installment of interest to be in the amount of One Thousand Three Hundred Seventy-Five Dollars ($1,375.00). The first payment shall be due on May 22, 1995, and subsequent payments shall be due on the 22nd day of each and every month thereafter.

          b) Equal monthly installments of principal and interest over a period of six (6) years (72 months), each such installment to be in the amount of Three Thousand Eight Hundred Three Dollars and 82/100 ($3,803.82). The first installment shall be due on May 22, 1996, and subsequent installments shall be due on the 22nd day of each and every month thereafter, until April 22, 2002, when the entire remaining balance shall be due and payable.

     5. Attached hereto and made a part hereof as Exhibit "A" is an amortization schedule, reflecting due dates for monthly payments of principal and interest, application of payments between interest and principal and the remaining balance, all of which are hereby incorporated into this Agreement and into the Loan Documents.

     6. Ratification. Except as expressly amended herein, all of the other terms, covenants, conditions and agreements of the Loan Documents shall remain in full force and effect, and are hereby ratified and confirmed by the parties. The Borrower and Lender agree to be bound by, and to comply with, all of the terms and provisions of the Loan Documents, as amended by the First Amendment, and as further amended by this Agreement.

     7. Construction and Miscellaneous. This Agreement contains the entire agreement and understanding of the parties concerning amendment of the existing Loan Documents. This Agreement shall bind and inure to the benefit of the parties, their respective heirs, personal representatives, and legal successors. If any parts of this Agreement are found to be void or unenforceable, the remaining provisions shall nevertheless be binding with the same effect as though the void parts were deleted. This Agreement shall be governed by the laws of the State of New York. In construing this Agreement, feminine pronouns shall be substituted for those masculine in form (and vice versa), and plural terms shall be substituted for singular and singular for plural, in any place where the context so requires. This Agreement may only be changed, modified or rescinded by written instrument signed by all parties. Any waiver of this Agreement shall not be effective unless made in a writing signed by the person against whom the enforcement of such waiver is sought. A waiver given in any case shall only apply to that particular act or omission, and shall not be effective as to further acts or omissions, regardless of whether they be of the same or similar nature. This Agreement may be executed in several counterparts, each of which shall be considered a legal original for all purposes. Any fully signed counterpart may be introduced into evidence in any action or proceeding without having to produce or account for the others.

     IN WITNESS WHEREOF, the parties have executed this Agreement.

IFS INTERNATIONAL, INC.                        NORTH GREENBUSH
                                               INDUSTRIAL DEVELOPMENT AGENCY

By: /s/ Charles J. Caserta                     By: /s/ James Flanigan
    -----------------------------                  -----------------------------
        Charles J. Caserta                             James Flanigan,
        President                                      Chairman




STATE OF NEW YORK    )
                     ) SS.:
COUNTY OF RENSSELAER )

     On this 20th day of April, in the year 1995, before me personally came James Flanigan, to me known, who, being by me duly sworn, did depose and say that he resides in North Greenbush; that he is the Chairman of NORTH GREENBUSH INDUSTRIAL DEVELOPMENT AGENCY, the corporation described in and which executed the within instrument; and that he signed his name thereto by authority of the Board of Directors of said corporation.

                                            /s/ Marilyn J. Houser
                                            ---------------------
                                            Notary Public

                                                MARILYN J. HOUSER
                                        NOTARY PUBLIC, STATE OF NEW YORK
                                         QUALIFIED IN RENSSELAER COUNTY
                                                REG. NO. 4814946
                                            TERM EXPIRES Jan 31, 1997

Linda Pye                                                                4/20/95

                            IFS INTERNATIONAL. INC.
                    NORTH GREENBUSH RESTRUCTURING AGREEMENT
                       PAYMENTS DURING FIRST TWELVE MONTHS
                                  INTEREST ONLY

                         DATE                         PAYMENT
                         ----                         -------
                        5/22/95                      1,375.00
                        6/22/95                      1,375.00
                        7/22/95                      1,375.00
                        8/22/95                      1,375.00
                        9/22/95                      1,375.00
                       10/22/95                      1,375.00
                       11/22/95                      1,375.00
                       12/22/95                      1,375.00
                        1/22/96                      1,375.00
                        2/22/96                      1,375.00
                        3/22/96                      1,375.00
                        4/22/96                      1,375.00


                             CALCULATED AS FOLLOWS:
                             ----------------------

                         220,000 * 7.5%=  16,500.00
                         16,500/12=        1,375.00

--------------------------------------------------------------------------------
NORTH GREENBUSH                      EXHIBIT "A"                   03-14-1995 Pg
--------------------------------------------------------------------------------

Compounding period.......: Monthly

Nominal annual rate......: 7.500

Effective annual rate....: 7.763

Periodic rate............: 0.6250

Equivalent daily rate....: 0.02055


CASH FLOW DATA

--------------------------------------------------------------------------------
  Event         Date         Amount         #          Period        End-date
--------------------------------------------------------------------------------

1 Loan        04-22-96     220,000.00        1
2 Payment     05-22-96       3,803.82       72         Monthly       04-22-02


  AMORTIZATION SCHEDULE - Normal amortization

Pmt     Date           Payment         Interest      Principal          Balance

Loan   04-22-1996                                                     220,000.00
  1    05-22-1996      3,803.82        1,375.00       2,428.82        217,571.18
  2    06-22-1996      3,803.82        1,359.82       2,444.00        215,127.18
  3    07-22-1996      3,803.82        1,344.54       2,459.28        212,667.90
  4    08-22-1996      3,803.82        1,329.17       2,474.65        210,193.25
  5    09-22-1996      3,803.82        1,313.71       2,490.11        207,703.14
  6    10-22-1996      3,803.82        1,298.14       2,505.68        205,197.46
  7    11-22-1996      3,803.82        1,282.48       2,521.34        202,676.12
  8    12-22-1996      3,803.82        1,266.73       2,537.09        200,139.03
1996   totals         30,430.56       10,569.59      19,860.97

  9    01-22-1997      3,803.82        1,250.87       2,552.95        197,586.08
 10    02-22-1997      3,803.82        1,234.91       2,568.91        195,017.17
 11    03-22-1997      3,803.82        1,218.86       2,584.96        192,432.21
 12    04-22-1997      3,803.82        1,202.70       2,601.12        189,831.09
 13    05-22-1997      3,803.82        1,186.44       2,617.38        187,213.71
 14    06-22-1997      3,803.82        1,170.09       2,633.73        184,579.98
 15    07-22-1997      3,803.82        1,153.62       2,650.20        181,929.78
 16    08-22-1997      3,803.82        1,137.06       2,666.76        179,263.02
 17    09-22-1997      3,803.82        1,120.39       2,683.43        176,579.59
 18    10-22-1997      3,803.82        1,103.62       2,700.20        173,879.39
 19    11-22-1997      3,803.82        1,086.75       2,717.07        171,162.32
 20    12-22-1997      3,803.82        1,069.76       2,734.06        168,428.26
1997   totals         45,645.84       13,935.07      31,710.77

 21    01-22-1998      3,803.82        1,052.68       2,751.14        165,677.12
 22    02-22-1998      3,803.82        1,035.48       2,768.34        162,908.78
 23    03-22-1998      3,803.82        1,018.18       2,785.64        160,123.14
 24    04-22-1998      3,803.82        1,000.77       2,803.05        157,320.09
 25    05-22-1998      3,803.82          983.25       2,820.57        154,499.52
 26    06-22-1998      3,803.82          965.62       2,838.20        151,661.32
 27    07-22-1998      3,803.82          947.88       2,855.94        148,805.38
 28    08-22-1998      3,803.82          930.03       2,873.79        145,931.59
 29    09-22-1998      3,803.82          912.07       2,891.75        143,039.84

--------------------------------------------------------------------------------
NORTH GREENBUSH                                                   03-14-1995 Pg
--------------------------------------------------------------------------------

Pmt     Date           Payment         Interest      Principal          Balance

 30     10-22-1998     3,803.82          894.00       2,909.82        140,130.02
 31     11-22-1998     3,803.82          875.81       2,928.01        137,202.01
 32     12-22-1998     3,803.82          857.51       2,946.31        134,255.70
1998    totals        45,645.84       11,473.28      34,172.56

 33     01-22-1999     3,803.82          839.10       2,964.72        131,290.98
 34     02-22-1999     3,803.82          820.57       2,983.25        128,307.73
 35     03-22-1999     3,803.82          801.92       3,001.90        125,305.83
 36     04-22-1999     3,803.82          783.16       3,020.66        122,285.17
 37     05-22-1999     3,803.82          764.28       3,039.54        119,245.63
 38     06-22-1999     3,803.82          745.29       3,058.53        116,187.10
 39     07-22-1999     3,803.82          726.17       3,077.65        113,109.45
 40     08-22-1999     3,803.82          706.93       3,096.89        110,012.56
 41     09-22-1999     3,803.82          687.58       3,116.24        106,896.32
 42     10-22-1999     3,803.82          668.10       3,135.72        103,760.60
 43     11-22-1999     3,803.82          648.50       3,155.32        100,605.28
 44     12-22-1999     3,803.82          628.78       3,175.04         97,430.24
1999    totals        45,645.84        8,820.38      36,825.46

 45     01-22-2000     3,803.82          608.94       3,194.88         94,235.36
 46     02-22-2000     3,803.82          588.97       3,214.85         91,020.51
 47     03-22-2000     3,803.82          568.88       3,234.94         87,785.57
 48     04-22-2000     3,803.82          548.66       3,255.16         84,530.41
 49     05-22-2000     3,803.82          528.32       3,275.50         81,254.91
 50     06-22-2000     3,803.82          507.84       3,295.98         77,958.93
 51     07-22-2000     3,803.82          487.24       3,316.58         74,642.35
 52     08-22-2000     3,803.82          466.51       3,337.31         71,305.04
 53     09-22-2000     3,803.82          445.66       3,358.16         67,946.88
 54     10-22-2000     3,803.82          424.67       3,379.15         64,567.73
 55     11-22-2000     3,803.82          403.55       3,400.27         61,167.46
 56     12-22-2000     3,803.82          382.30       3,421.52         57,745.94
2000    totals        45,645.84        5,961.54      39,684.30

 57     01-22-2001     3,803.82          360.91       3,442.91         54,303.03
 58     02-22-2001     3,803.82          339.39       3,464.43         50,838.60
 59     03-22-2001     3,803.82          317.74       3,486.08         47,352.52
 60     04-22-2001     3,803.82          295.95       3,507.87         43,844.65
 61     05-22-2001     3,803.82          274.03       3,529.79         40,314.86
 62     06-22-2001     3,803.82          251.97       3,551.85         36,763.01
 63     07-22-2001     3,803.82          229.77       3,574.05         33,188.96
 64     08-22-2001     3,803.82          207.43       3,596.39         29,592.57
 65     09-22-2001     3,803.82          184.95       3,618.87         25,973.70
 66     10-22-2001     3,803.82          162.34       3,641.48         22,332.22
 67     11-22-2001     3,803.82          139.58       3,664.24         18,667.98
 68     12-22-2001     3,803.82          116.67       3,687.15         14,980.83
2001    totals        45,645.84        2,880.73      42,765.11

 69     01-22-2002     3,803.82           93.63       3,710.19         11,270.64
 70     02-22-2002     3,803.82           70.44       3,733.38          7,537.26

--------------------------------------------------------------------------------
NORTH GREENBUSH                                                  03-14-1995 Pg 3
--------------------------------------------------------------------------------

Pmt     Date           Payment         Interest      Principal          Balance
 71 03-22-2002         3,803.82           47.11       3,756.71          3,780.55
 72 04-22-2002         3,803.82           23.27       3,780.55              0.00
2002 totals           15,215.28          234.45      14,980.83

Grand total          273,875.04       53,875.04     220,000.00

Last interest amount decreased $0.36 due to rounding.